Exhibit 4.2
Camelot Information Systems Inc.

DISTINCTIVE NUMBERS
NAME AND ADDRESS	CERTIFICATE NUMBER	FROM	TO	PAR VALUE SHARE
OF SHAREHOLDER				NO
	DATE OF ISSUE	NUMBER OF SHARES

SHARE CERTIFICATE
OF
Camelot Information Systems Inc.
Incorporated Under the BVI Business Companies Act, 2004 of the Territory of the British Virgin Islands
Authorized Shares: 500,000,000
THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON IS THE REGISTERED HOLDER OF THE SHARES SPECIFIED HEREUNDER SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

NAME AND ADDRESS		DISTINCTIVE NUMBERS		CERTIFICATE
OF SHAREHOLDER	NUMBER OF SHARES	FROM	TO	NUMBER	DATE OF ISSUE

GIVEN UNDER THE COMMON SEAL OF THE COMPANY ON THE DATE STATED ABOVE AND IN THE PRESENSE OF

DIRECTOR	DIRECTOR

YIMING MA	HEIDI CHOU
NO TRANSFER OF THE WHOLE OR ANY PART OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE